Page 1 of 18 Datavault – Available Infrastructure Master Purchase Order Agreement Between: AP Global Holdings LLC (d/b/a Available Infrastructure) ("Supplier") and Datavault AI Inc. ("Customer") Effective Date: ____________________ 1. PURPOSE AND BACKGROUND This Master Purchase Order Agreement (“Agreement” or “Master PO”) is entered into by and between Supplier and Customer for the purpose of establishing the formal, binding terms under which Supplier shall provide SanQtum™ infrastructure and cybersecurity services to Customer on a services-based delivery model. Supplier shall deploy, operate, manage, and maintain the SanQtum™ solution across up to one thousand (1,000) Units (roughly 335 clusters) located in up to one hundred (100) cities, pursuant to Release Purchase Orders issued under this Agreement. This Agreement defines the commercial framework, service model, payment structure, legal obligations, and operational procedures governing the provision of the SanQtum™ service. All Release Purchase Orders issued pursuant to this Agreement shall be governed by the terms herein. 2. DEFINITIONS 2.1 "Agreement" or "Master PO" means this document and all Exhibits, attachments, amendments, and Release Purchase Orders executed pursuant to it. 2.2 “Unit” means a single SanQtum Solution provides a base level of compute, storage and connectivity along with a cyber SanQtum zerotrust environment. 2.3 "Cluster" means a deployment containing three (3) SanQtum Solution units. 2.4 "Site" means a physical location for a SanQtum Solution unit designated by Customer. 2.5 "Release Purchase Order" or "Release PO" means a binding document issued by Customer authorizing deployment of the SanQtum™ service to one or more Sites. 2.6 "Deliverables" means all equipment, installation services, configuration activities, activation services, and validation tasks required to deploy the SanQtum™ service. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D 1/4/2026

Page 2 of 18 2.7 " SanQtum™ Solution" means Supplier's proprietary managed platform, hardware, software, and associated Cloud and Network Services. 2.8 "Acceptance" means confirmation that the Services for a Site meet the requirements of this Agreement following the applicable acceptance period. 2.9 "Business Day" means any day other than a Saturday, Sunday, or federal holiday. 2.10 "Business Hours" means 9:00 AM to 5:00 PM Eastern Standard Time on Business Days. 3. SERVICE MODEL AND SCOPE 3.1 Product-as-a-Service Model Supplier shall provide the SanQtum™ Solution for each Site strictly as a managed service. Supplier shall retain title to all equipment, hardware, and infrastructure, including each SanQtum Solution, deployed in connection with the Services at all times. Nothing in this Agreement shall be construed as a sale of equipment, lease, bailment, or transfer of ownership, including any SanQtum Solution, to Customer. 3.2 Supplier Responsibilities Supplier shall: • Provide SanQtum™ gateway and storage equipment at each Site; • Install, configure, activate, and operate the SanQtum™ Solution; • Provide continuous monitoring, cybersecurity services, and platform management; • Perform maintenance, updates, and security patches; • Replace or repair Supplier-owned equipment as required to maintain service availability. • Sustain a 1Gbps circuit connection per location. 3.3 Exclusions Unless expressly set forth otherwise in a separate written agreement, Supplier shall not be responsible for: • Customer’s internal network design or instability; • Insufficient Customer bandwidth or upstream connectivity; • Customer misconfiguration or misuse; • Integration with non-Supplier hardware, software, or systems. • Conditions, restrictions, outages, or limitations imposed by third-party facility operators, landlords, or colocation providers. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 3 of 18 3.4 Proof of Concept (PoC) 3.4.1 Proof of Concept Completion and Acceptance The Proof of Concept shall be deemed complete when Supplier has performed the evaluation, testing, and validation activities defined for the Proof of Concept and has delivered a written Proof of Concept completion summary or report to Customer (“PoC Completion Notice”). Customer shall have fifteen (15) calendar days following receipt of the PoC Completion Notice to review the Proof of Concept results and either: (a) provide written confirmation of acceptance of the Proof of Concept; or (b) provide written notice identifying, in reasonable detail, any material deficiencies specific to the stated Proof of Concept objectives. If Customer does not provide written notice of material deficiencies within the fifteen (15) day review period, the Proof of Concept shall be deemed accepted. Acceptance of the Proof of Concept confirms only that the Proof of Concept objectives have been completed and evaluated. Acceptance of the Proof of Concept does not constitute acceptance of production deployments, pricing for future Sites, or ongoing services, all of which remain subject to the pricing adjustment provisions of this Agreement and the issuance of applicable Release Purchase Orders. 3.4.2 Pricing and Adjustment(s) Based on Proof of Concept Findings Except as otherwise provided in Section 5.4 (Deposit Alternative to Proof of Concept Fee), the Proof of Concept shall be conducted prior to the issuance of any Release Purchase Orders under this Agreement. The Proof of Concept is intended to validate technical feasibility, deployment assumptions, operational requirements, and commercial pricing assumptions. Notwithstanding any pricing assumptions set forth in this Agreement, the Parties acknowledge that the Proof of Concept is intended to validate technical, operational, and commercial assumptions. If, as a result of the Proof of Concept, Supplier identifies material differences in scope, technical requirements, deployment complexity, security requirements, operational effort, or third-party costs (including but not limited to connectivity, power, facilities, or integration requirements), Supplier may propose reasonable adjustments to the pricing applicable to future Site deployments. Any such pricing adjustments shall be documented in writing and shall apply only to Sites ordered after completion of the Proof of Concept. Supplier shall not be obligated to deploy additional Sites at the initial pricing if the Proof of Concept demonstrates that such pricing is no longer commercially or technically viable. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 4 of 18 4. SCALE AND DEPLOYMENT 4.1 Deployment Scale Customer may order deployment of SanQtum™ Solution units for up to 1,000 units in up to one hundred (100) cities within the 48 contiguous states of the United States of America. Actual deployment quantities shall be determined from time to time via Release Purchase Orders. 4.2 Site Selection Supplier shall identify and validate Sites based on feasibility, power availability, connectivity, safety, and operational suitability with respect to the SanQtum Solution units to be located thereat. 5. PRICING 5.1 Site Pricing The service fee for each Site shall be: USD $360,000 per Site (3 units), billed as a recurring service fee as set forth below. 5.2 Proof of Concept (PoC) Customer shall purchase an initial Proof of Concept for USD $250,000, payable 100% upon execution of this Agreement. The Proof of Concept shall include limited deployment, testing, and validation of the SanQtum™ Solution at one or more facilities or locations designated by Supplier as contemplated by Section 3.4 (Proof of Concept (PoC)) above. 5.3 PoC Credit Mechanism Upon issuance of a Release Purchase Order for the tenth (10th) Site, Supplier shall apply a USD $250,000 service credit against future service invoices. The PoC credit: • Is non-refundable; • May only be applied to service fees under this Agreement; • Has no cash value outside of applied credits. 5.4 Deposit Alternative to Proof of Concept Fee Notwithstanding the Proof of Concept fee described in this Agreement, Customer may elect to waive the upfront Proof of Concept payment by remitting a deposit of: • USD $12,000,000 Twelve Million Dollars • Within sixty (60) days of the Effective Date of this Agreement Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 5 of 18 Such deposit shall be applied as a prepayment for the first one hundred (100) SanQtum Solution units (and the related Sites) ordered under this Agreement, at a rate of USD $120,000 per Unit, and shall be credited against future service fees invoiced pursuant to applicable Release Purchase Orders. Upon Supplier’s receipt of the deposit in full and within the specified sixty (60) day period, the Proof of Concept fee shall be deemed waived, and no separate Proof of Concept payment shall be due. The deposit shall be non-refundable except as expressly provided otherwise in this Agreement and shall not obligate Supplier to deploy SanQtum Solutions to Sites beyond those ordered pursuant to executed Release Purchase Orders. Failure to remit the deposit within the sixty (60) day period shall result in the Proof of Concept fee remaining due in accordance with the Proof of Concept provisions of this Agreement 5.5 Final Pricing Pricing becomes fixed and binding upon execution of the corresponding Release PO, subject to the Proof of Concept provisions, approved change orders, and any other pricing adjustment mechanisms expressly set forth in this Agreement. 5.6 Taxes and Fees All prices are exclusive of taxes, duties, tariffs, and governmental charges. Customer shall be responsible for such charges unless legally exempt therefrom. 6. PAYMENT TERMS 6.1 Monthly Service Fees Each site consists of 3 SanQtum Solution units. For each SanQtum Solution unit deployed to a Site, Customer shall pay: • USD $10,000 per month per Unit • Three Units per Site • For a thirty-six (36) month term Total per-Site commitment: USD $360,000/year 6.2 Payment Schedule • Monthly invoices issued in advance; • Net thirty (30) days from invoice date; • Payments with respect to each SanQtum Solution unit at any Site shall begin upon such Site’s activation. 6.3 Post-Initial Term Services After the initial twelve (12) month term, continued operation of the SanQtum™ service shall require execution of a separate services agreement or renewal. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

AVAILABLE
INFRASTRUCTURE | NETWORKS | POWER

6.4 Late Payments

Undisputed payments not received within ten (10) Business Days of the due date shall accrue interest at 1.5% per month or the maximum rate permitted by law.

6.5 Payment Disputes

Customer shall provide written notice of any disputed amount within ten (10) Business Days of invoice receipt, which notice shall set out in reasonable detail the basis of such dispute.

7. DELIVERY, INSTALLATION, ACTIVATION, AND ACCEPTANCE

Supplier shall retain title to all equipment, hardware, and infrastructure, including each SanQtum Solution, deployed in connection with the Services hereunder at all times.

Nothing in this Agreement shall be construed as a sale of equipment, lease, bailment, or transfer, including with of ownership to Customer.

7.1 Supplier shall install and activate the SanQtum™ service at each Site.

7.2 Acceptance shall occur upon:

- written confirmation by Customer; or
- expiration of thirty (30) days after activation with no material defect notice; or
- Customer use of the service in production.

Customer may not unreasonably withhold, condition or delay acceptance

7.3 Installation and Activation

- Supplier shall, with respect to each SanQtum Solution unit to be delivered to any Site hereunder:
    - Transport all equipment to the Site under Supplier-controlled logistics;
    - Perform all installation tasks;
    - Connect all required infrastructure interfaces;
    - Activate and configure the SanQtum Solution;
    - Validate the operational readiness of the system.

7.4 Site Completion Notice

Upon completion of installation, activation, and validation, Supplier shall issue a Site Completion Notice, which shall constitute constructive delivery.

7.5 Acceptance Testing

Customer shall have thirty (30) calendar days from the Site Completion Notice to conduct acceptance testing. Any defects identified in reasonable detail shall be remediated by Supplier as soon as reasonably practicable, and in no case later than thirty (30) calendar days from Supplier's receipt of Customer's notice of defect.

Page **6** of **18**

Page 7 of 18 7.6 Rejection and Re-testing If Customer rejects the Deliverables during the acceptance testing period, Customer shall provide written notice specifying in reasonable detail all defects. Supplier shall have thirty (30) days to remedy the defects and re-submit for acceptance testing. Customer shall provide or make available to Supplier upon Supplier’s request, any and all information and documentation in the possession of, or available to, Customer evidencing or supporting the existence of such defects. Customer shall have an additional fifteen (15) days to conduct re- testing. Acceptance shall apply only to the corrected items and does not restart the entire 30-day acceptance period for non-defective Deliverables 7.7 Defect Resolution If Critical defects cannot be remediated within thirty (30) days, Customer may designate a replacement Site of equivalent scope and characteristics (“like-for-like”). All amounts paid for the original Site shall be carried forward as a non-refundable credit applicable solely to the replacement Site. No refunds shall be issued under this Section. The replacement Site shall be processed under a new Release PO or amendment, as applicable. 7.8 Optional Compute & Bandwidth Enhancements If Customer requires additional bandwidth or compute beyond the initial site and unit solution, additional capabilities can be provided with a monthly charge. 8. TERM AND TERMINATION 8.1 Term This Agreement shall remain in effect until all Deliverables have been accepted or the Agreement is otherwise terminated pursuant to this Section 8. 8.2 Termination for Cause Either Party may terminate this Agreement upon thirty (30) days’ written notice if the other Party materially breaches its obligations and fails to cure such breach within the notice period. Material breaches include, but are not limited to: • Failure by Customer to make any payments when due under or in connection with this Agreement; • Breach of confidentiality obligations herein; • Violation of applicable laws or regulations with respect to the subject matter of this Agreement. 8.2.1 Reciprocal Termination Supplier may terminate this Agreement or any outstanding Release Purchase Order upon ninety (90) days’ written notice if Customer fails to provide necessary environmental readiness, required cooperation, or other prerequisites reasonably required for Supplier to Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 8 of 18 perform installation or activation with respect to any SanQtum Solution unit, and such failure continues for more than thirty (30) days after written notice to Customer from Supplier. Failure by Customer to comply with the cooperation obligations set forth in Exhibit A shall constitute a material breach for purposes of this Section. 8.3 Termination for Convenience Customer may terminate this Agreement for convenience upon ninety (90) days' written notice. In such event, Customer shall remain liable for all amounts due under executed Release POs and for all work performed or materials procured by Supplier through the effective date of termination. 8.4 Effect of Termination In the event of termination: • Customer shall remain liable for all amounts due under executed Release POs; • Deposits shall not be refunded except in cases of material breach by Supplier; • Supplier shall deliver to Customer all completed work and materials paid for by Customer; • Both Parties shall return or destroy all Confidential Information of the other Party within thirty (30) days; • This Section 8.4 and Sections 9, 10, 11, 12, 15, 16, and 17 shall survive any termination of this Agreement. 9. WARRANTIES 9.1 Supplier warrants that: • All equipment provided shall be new (not refurbished), free from material defects in materials and workmanship, and conform to Supplier specifications; • Installation and activation services shall be performed in a professional and workmanlike manner in accordance in all material respects with industry standards; • Each SanQtum Solution unit delivered hereunder shall operate in accordance in all material respects with documented specifications when properly installed and maintained; • Supplier has the right to grant the licenses and provide the services contemplated herein; • The SanQtum Solution and its use as contemplated herein shall not infringe any third-party intellectual property rights. 9.2 Warranty Exclusions These warranties shall not apply to defects caused by: Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 9 of 18 • Misuse, abuse, or negligence; • Unauthorized modification or repair; • Operation outside environmental specifications; • Force majeure events; • Failure to follow Supplier's operating instructions. 9.3 Customer Warranties Customer warrants that: It has the authority to enter into perform its obligations under this Agreement; 9.4 Warranty Remedy Supplier's sole obligation and Customer's exclusive remedy for breach of warranty shall be, at Supplier's option, repair or replacement of defective equipment or re-performance of defective services. 9.5 Disclaimer EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, SUPPLIER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON- INFRINGEMENT. SUPPLIER DOES NOT WARRANT THAT THE SANQTUM SOLUTION WILL BE ERROR-FREE OR THAT OPERATION WILL BE UNINTERRUPTED. 10. LIMITATION OF LIABILITY 10.1 Liability Cap Supplier's aggregate liability under this Agreement with respect to any SanQtum Solution delivered and installed hereunder, whether arising from contract, tort, negligence, strict liability, or any other theory, shall not exceed the total amount paid by Customer to Supplier under the applicable Release PO giving rise to the claim. For claims not related to a specific Release PO, Supplier's liability shall not exceed the total amount paid by Customer to Supplier under this Agreement. 10.2 Exclusion of Consequential Damages NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST REVENUE, LOSS OF DATA, LOSS OF USE, OR COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. 10.3 Exceptions • The limitations in this Section 10 shall not apply to: • • Either Party's breach of confidentiality obligations under Section 12; • Either Party's gross negligence or willful misconduct; or Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 10 of 18 • Customer's payment obligations. 10.4 Essential Purpose The Parties acknowledge that the limitations of liability set forth in this Section 10 are an essential element of the Agreement and that Supplier would not enter into this Agreement without these limitations. 11. INDEMNIFICATION 11.1 Supplier Indemnification Supplier shall indemnify, defend, and hold harmless Customer and its officers, directors, employees, and agents from and against any and all third-party claims, demands, losses, damages, costs, and expenses (including reasonable attorneys' fees) arising from or related to: • Personal injury or property damage caused by Supplier's negligence or willful misconduct; • Infringement or misappropriation of third-party intellectual property rights by the SanQtum solution; o Supplier’s indemnification obligations shall not apply to the extent that any claim arises from (i) modifications to the Deliverables made by Customer or its agents without Supplier’s authorization, (ii) Customer misconfiguration or misuse of the Deliverables, or (iii) integration, combination, or operation of the Deliverables with hardware, software, data, or systems not provided or approved by Supplier • Supplier's breach of this Agreement; or • Violation of applicable laws by Supplier or its personnel. 11.2 Customer Indemnification Customer shall indemnify, defend, and hold harmless Supplier and its officers, directors, employees, and agents from and against any and all third-party claims, demands, losses, damages, costs, and expenses (including reasonable attorneys' fees) arising from or related to: • Personal injury or property damage caused by Customer's negligence or willful misconduct; • Customer's use of the SanQtum solution in violation of this Agreement or applicable law; • Customer's breach of this Agreement; or • Modifications to the SanQtum solution made by Customer or its agents without Supplier's written consent. 11.3 Indemnification Procedures The indemnified Party shall: Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 11 of 18 • Promptly notify the indemnifying Party in writing of any claim; • Provide reasonable cooperation in the defense of the claim; • Allow the indemnifying Party to control the defense and settlement of the claim, provided that no settlement shall be made without the indemnified Party's consent if it requires an admission of liability or imposes obligations on the indemnified Party. 12. CONFIDENTIALITY 12.1 Definition of Confidential Information "Confidential Information" means all non-public information disclosed by one Party ("Disclosing Party") to the other Party ("Receiving Party"), whether orally, in writing, or by inspection of tangible objects, including but not limited to: • Technical data, specifications, and designs; • Business plans, financial information, and pricing; • Customer lists and business relationships; • Trade secrets and proprietary information; • This Agreement and its terms. 12.2 Obligations The Receiving Party shall: • Hold all Confidential Information in strict confidence; • Not disclose Confidential Information to any third party without prior written consent of the Disclosing Party; • Use Confidential Information solely for purposes of performing its obligations under this Agreement; • Protect Confidential Information using the same degree of care it uses for its own confidential information, but in no event less than reasonable care; • Limit access to Confidential Information to employees and contractors who have a legitimate need to know and who are bound by confidentiality obligations at least as protective as those herein. 12.3 Exceptions Confidential Information does not include information that: • Was publicly available at the time of disclosure or becomes publicly available through no breach of this Agreement; • Was rightfully in the Receiving Party's possession without confidentiality restrictions prior to disclosure; • Is independently developed by the Receiving Party without use of or reference to the Confidential Information; • Is rightfully obtained from a third party without confidentiality restrictions. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 12 of 18 12.4 Required Disclosure If the Receiving Party is required by law, court order, or governmental authority to disclose Confidential Information, it shall: • Promptly notify the Disclosing Party of such requirement; • Cooperate with the Disclosing Party's efforts to seek a protective order or other appropriate remedy; • Disclose only the minimum amount of Confidential Information required. 12.5 Return of Confidential Information Upon termination of this Agreement or upon request, the Receiving Party shall promptly return or destroy all Confidential Information and certify such return or destruction in writing. 12.6 Duration The confidentiality obligations under this Section shall survive termination of this Agreement for five (5) years, except for information constituting trade secrets, which shall be protected for as long as such information remains a trade secret under applicable law. 13. Insurance 13.1 Supplier's Insurance Supplier shall obtain and maintain at its own expense during the term of this Agreement the following minimum insurance coverage: • Commercial General Liability Insurance: Minimum coverage of $2,000,000 per occurrence and $4,000,000 aggregate for bodily injury, property damage, and personal injury; • Workers' Compensation Insurance: Statutory limits as required by applicable law; • Professional Liability/Errors and Omissions Insurance: Minimum coverage of $2,000,000 per claim and aggregate; • Cyber Liability Insurance: Minimum coverage of $2,000,000 per claim and aggregate; 13.2 Customer's Insurance Customer shall obtain and maintain at its own expense during the term of this Agreement the following minimum insurance coverage: • Commercial General Liability Insurance: Minimum coverage of $1,000,000 per occurrence and $2,000,000 aggregate; • Property Insurance: Coverage for the SanQtum solution and equipment at full replacement value. 13.3 Insurance Requirements All insurance policies shall: Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 13 of 18 • Be issued by insurers with an A.M. Best rating of A- VII or better; • Name the other Party as an additional insured on general liability policies; • Include a waiver of subrogation in favor of the other Party; • Provide that coverage is primary and non-contributory; • Provide for thirty (30) days' advance written notice of cancellation or material change. 13.4 Certificates of Insurance Each Party shall provide the other with certificates of insurance evidencing the required coverage prior to commencing performance under this Agreement and upon renewal of any policy. 13.5 No Limitation Maintenance of insurance shall not limit either Party's liability or obligations under this Agreement. 14. FORCE MAJEURE 14.1 Definition "Force Majeure Event" means any event or circumstance beyond a Party's reasonable control, including but not limited to: • Acts of God, including earthquakes, floods, fires, storms, and other natural disasters; • War, terrorism, riot, civil unrest, or insurrection; • Epidemics, pandemics, or quarantine restrictions; • Government action, including embargoes, sanctions, or changes in law; • Labor disputes not involving the Party's own employees; • Failure of telecommunications, power, or other utilities not caused by the Party; • Cyberattacks, provided the Party has implemented reasonable cybersecurity measures. 14.2 Suspension of Performance Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent such failure or delay is caused by a Force Majeure Event, provided that: • The affected Party provides prompt written notice to the other Party of the Force Majeure Event, including its expected duration and impact; • The affected Party uses commercially reasonable efforts to mitigate the effects of the Force Majeure Event and resume performance; • The obligations of the affected Party are suspended only for the duration of the Force Majeure Event. 14.3 Payment Obligations Customer's payment obligations shall not be excused by Force Majeure Events. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 14 of 18 14.4 Termination If a Force Majeure Event continues for more than ninety (90) consecutive days, either Party may terminate this Agreement or the affected Release PO upon written notice to the other Party. In such event: • Customer shall pay for all work completed and accepted through the date of termination; • Supplier shall refund any amounts paid for work not performed; • Neither Party shall have further liability to the other except for obligations that accrued prior to termination. 16. DISPUTE RESOLUTION 15. DISPUTE RESOLUTION 15.1 Informal Negotiation In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof (a "Dispute"), the Parties shall first attempt to resolve the Dispute through good faith negotiations between senior executives of each Party. Either Party may initiate such negotiations by providing written notice to the other Party. The senior executives shall meet within fifteen (15) Business Days of such notice and shall negotiate in good faith for a period of thirty (30) days. 15.2 Mediation If the Parties are unable to resolve the Dispute through informal negotiation, the Parties shall submit the Dispute to non-binding mediation administered by the American Arbitration Association ("AAA") or JAMS, as mutually agreed by the Parties. The mediation shall be conducted in accordance with the Commercial Mediation Procedures of the selected administrator. The mediation shall take place in a mutually agreed location. Each Party shall bear its own costs of mediation, and the Parties shall share equally the fees of the mediator. 15.3 Arbitration If the Parties are unable to resolve the Dispute through mediation within sixty (60) days of initiating mediation, either Party may submit the Dispute to final and binding arbitration administered by AAA or JAMS, as mutually agreed. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the selected administrator, and the following provisions: The arbitration shall be conducted by a single arbitrator mutually agreed upon by the Parties, or if the Parties cannot agree, selected in accordance with the rules of the administrator; • The arbitration shall take place in a mutually agreed location; • The arbitrator shall issue a written decision including findings of fact and conclusions of law; Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 15 of 18 • The decision of the arbitrator shall be final and binding on both Parties; • Judgment upon the award may be entered in any court having jurisdiction; • Each Party shall bear its own attorneys' fees and costs, unless the arbitrator determines otherwise; • The Parties shall share equally the fees of the arbitrator and the administrator. 15.4 Exceptions Notwithstanding the foregoing, either Party may seek injunctive or equitable relief in any court of competent jurisdiction to protect its intellectual property rights, Confidential Information, or to prevent irreparable harm. 15.5 Confidentiality of Proceedings All negotiations, mediations, and arbitrations under this Section shall be confidential. Neither Party shall disclose the existence, content, or results of any such proceedings, except as required by law or to enforce any settlement or award. 15.6 Continued Performance Except for payment disputes or in the event of termination, the Parties shall continue to perform their obligations under this Agreement during the pendency of any Dispute resolution proceedings. 16. GENERAL PROVISIONS 16.1 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. 16.2 Entire Agreement This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written. 16.3 Amendments No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by authorized representatives of both Parties. 16.4 Assignment Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that either Party may assign this Agreement without consent in connection with a merger, acquisition, sale of substantially all assets, or similar corporate reorganization, provided that the assignee assumes all obligations hereunder. Any attempted assignment in violation of this Section shall be void. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 16 of 18 16.5 Subcontracting Supplier may use subcontractors to perform services under this Agreement, provided that: • Supplier shall remain responsible for all services performed by subcontractors; • All subcontractors shall be bound by confidentiality and other obligations at least as protective as those in this Agreement; • Supplier shall provide Customer with notice of any subcontractors used for material services hereunder. 16.6 Independent Contractors The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment, or agency relationship between the Parties. Neither Party has authority to bind the other or to incur any obligation on behalf of the other. 16.7 Notices All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed given: • Upon delivery if delivered personally or by nationally recognized overnight courier service; • Upon transmission if sent by email with confirmation of receipt; • Three (3) Business Days after mailing if sent by certified or registered mail, return receipt requested. Notices shall be sent to the addresses set forth in the signature block or to such other address as a Party may designate by written notice. 16.8 Severability If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired. The Parties shall negotiate in good faith to replace any invalid provision with a valid provision that achieves the original intent. 16.9 Waiver No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver is sought. No waiver of any breach shall constitute a waiver of any other or subsequent breach. 16.10 Survival The following provisions shall survive termination or expiration of this Agreement: Sections 6 (Payment Terms to the extent amounts remain due), 9 (Warranties for the warranty period), 10 (Limitation of Liability), 11 (Indemnification), 12 (Confidentiality), 16 (Dispute Resolution), and 17 (General Provisions). Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D

Page 17 of 18 16.11 Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes. 16.12 Interpretation • Headings are for convenience only and shall not affect interpretation; • "Including" means "including without limitation"; • References to "Sections" and "Exhibits" refer to sections and exhibits of this Agreement; • The singular includes the plural and vice versa; • “Days" means calendar days unless otherwise specified as Business Days. 16.13 Compliance with Laws Each Party shall comply with all applicable federal, state, local, and international laws, regulations, and ordinances in performing its obligations under this Agreement, including but not limited to export control laws, data protection laws, and anti-corruption laws. 16.14 Publicity Neither Party shall issue any press release or public statement regarding this Agreement or use the other Party's name, logo, or trademarks without the prior written consent of the other Party, except as required by law or regulation. The following Exhibits are incorporated into and made part of this Agreement: Exhibit A – Deployment Schedule & Customer Cooperation Signatures SUPPLIER: AP Global Holdings LLC (d/b/a Available Infrastructure) By: _____________________________ Name: ___________________________ Title: ____________________________ Date: ____________________________ CUSTOMER: Datavault AI Inc. By: _____________________________ Name: ___________________________ Title: ____________________________ Date: ____________________________ Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D CEO 1/4/2026 Daniel Gregory nate bradley CEO

Page 18 of 18 EXHIBIT A – DEPLOYMENT SCHEDULE & CUSTOMER COOPERATION A.1 Deployment Scheduling 1. Supplier shall coordinate deployment windows for each Site in collaboration with Customer. 2. Deployment schedules shall be mutually agreed in each Release PO; however, Customer acknowledges that delays in access or prerequisites may extend completion timelines. 3. Both parties agree to hold a workshop to refine State of Work and Deliverables, which may require adjustment to this agreement. A.2 Customer Cooperation Requirements Customer shall: 1. Respond promptly to Supplier requests for information, approvals, or coordination. 2. Avoid unreasonable delays in facilitating installation, validation, and activation activities. A.3 Failure to Cooperate If Customer fails to meet any cooperation obligation above and such failure materially impedes deployment: • Supplier may reschedule installation, and • Customer shall be responsible for any resulting delays, costs, or resource reallocations, and • If such failure persists beyond thirty (30) days after written notice, Supplier may terminate the affected Release Purchase Order pursuant to Section 8. Docusign Envelope ID: BB75D9BA-D86A-43F2-99EF-082D0FA9773D